EXHIBIT 23.3

Consent of Independent Auditor

The Management Committee and Joint Venturers

Mt. Gravatt Cinemas Joint Venture:

We consent to the use of our report dated March 13, 2008, with respect to the balance sheet of Mt. Gravatt Cinemas Joint Venture as of December 31, 2007, and the related income statement, statement of changes in members’ equity, and statement of cash flows for the year ended December 31, 2007, which report appears in the December 31, 2008 annual report on Form 10-K/A of Reading International, Inc., incorporated herein by reference.

KPMG

Sydney, Australia

October 20, 2009